UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 9, 2017 (August 8, 2017)

HEALTHCARE REALTY TRUST INCORPORATED
(Exact Name of Registrant as Specified in Charter)

MARYLAND	001-11852	62-1507028
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
3310 West End Ave. Suite 700 Nashville, Tennessee 37203
(Address of principal executive offices) (Zip Code)
(615) 269-8175
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On August 8, 2017, Healthcare Realty Trust Incorporated (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC and Barclays Capital, Inc., as representatives of the several underwriters named therein (collectively, the “Underwriters”), pursuant to which the Company agreed to issue and sell 7,250,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), in an underwritten public offering (the “Offering”). As part of the Offering, the Company granted the Underwriters a 30-day option to purchase up to an additional 1,087,500 shares of Common Stock. The net proceeds of the Offering, after deducting estimated offering expenses and without giving effect to the exercise of the Underwriters’ option, will be approximately $214.8 million. If the Underwriters exercise their option to purchase additional shares in full, the net proceeds of the Offering, after deducting estimated offering expenses, will be approximately $247.1 million.

The Company intends to use the net proceeds from the Offering to fund a portion of the purchase price for the Company’s acquisition of 15 medical office buildings in the Atlanta, Georgia market for an aggregate purchase price of $612.5 million (plus closing costs, due diligence costs, legal fees, and other transaction costs) (the “Atlanta Transaction”), or, to repay amounts outstanding under the Company’s unsecured credit facility due 2020, and for general corporate purposes, including the acquisition and development of healthcare facilities and the repayment of other debt obligations. Pending such investments, the Company will apply the net proceeds to outstanding indebtedness under the Company’s unsecured credit facility or invest in readily marketable securities. The Atlanta Transaction is expected to be completed in multiple closings in the third and fourth quarters of 2017 and is subject to various closing conditions.

In connection with the Offering, the directors and executive officers of the Company have agreed to enter into 45-day “lock-up” agreements in substantially the form attached to the Underwriting Agreement.

The Underwriters and their respective affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with the Company and its affiliates for which they have received and may continue to receive customary fees and commissions. In particular, the Underwriters or affiliates of the Underwriters are lenders under the Company’s unsecured credit facility. Also, the affiliates of Underwriters are joint lead arrangers and joint book runners under the Company’s unsecured credit facility and an affiliate of J.P. Morgan Securities LLC is a syndication agent under the Company’s unsecured credit facility. Pursuant to these relationships, the Underwriters will receive some of the net proceeds from the Offering through the repayment of borrowings under the Company’s unsecured credit facility.

The Offering is being made under a prospectus supplement and the accompanying prospectus filed with the Securities and Exchange Commission pursuant to the Company’s automatic shelf registration statement on Form S-3 (Registration No. 333-216102). The disclosure under this Item 1.01 is not an offer to sell, nor a solicitation of an offer to buy securities, nor shall there be any sales of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

The Underwriting Agreement is filed as Exhibit 1.1 to this Form 8-K and is incorporated herein by reference. The description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit.

Item 7.01. Regulation FD Disclosure

The Company’s press release announcing the Offering is furnished as Exhibit 99.1 to this report.

The Company’s press release announcing the pricing of the Offering is furnished as Exhibit 99.2 to this report.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement dated August 8, 2017 by and among the Company, J.P. Morgan Securities LLC and Barclays Capital Inc., as representatives of the several Underwriters named therein.

5.1	Opinion of Waller Lansden Dortch & Davis, LLP.

8.1	Tax opinion of Waller Lansden Dortch & Davis, LLP.

23.1	Consent of Waller Lansden Dortch & Davis, LLP (included in Exhibits 5.1 and 8.1).

99.1	Press release dated August 8, 2017.

99.2	Press release dated August 8, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE REALTY TRUST INCORPORATED

By:	/s/ J. Christopher Douglas
J. Christopher Douglas
Executive Vice President and Chief Financial Officer

Date: August 9, 2017

EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement dated August 8, 2017 by and among the Company, J.P. Morgan Securities LLC and Barclays Capital Inc., as representatives of the several Underwriters named therein.

5.1	Opinion of Waller Lansden Dortch & Davis, LLP.

8.1	Tax opinion of Waller Lansden Dortch & Davis, LLP.

23.1	Consent of Waller Lansden Dortch & Davis, LLP (included in Exhibits 5.1 and 8.1).

99.1	Press release dated August 8, 2017.

99.2	Press release dated August 8, 2017.